Exhibit 4.13 21 July 2025 The Directors DRDGOLD Limited Constantia Office Park Cnr 14th Avenue and Hendrik Potgieter Road Cycad House, Building 17, Ground Floor Weltevreden Park 1709 Attention: Riaan Davel Dear Sirs SECOND ADDENDUM TO THE AMENDED AND RESTATED FACILITY LETTER 1 DRDGOLD Limited (Registration Number 1895/000926/06) (Borrower) and Nedbank Limited (acting through its Nedbank Corporate and Investment Banking Division) (Registration Number 1951/000009/06) (Nedbank) entered into a facility letter on or about 28 June 2024 in terms of which Nedbank made available a general banking facility to the Borrower in an aggregate amount of ZAR500,000,000 (five hundred million Rand) (the Facility Letter), as amended and restated on or about 8 August 2024, as amended (Amended and Restated Facility Letter). The Parties now wish to amend the Amended and Restated Facility Letter as set out herein (Second Addendum). 2 Terms defined in the Amended and Restated Facility Letter have the same meaning in this Second Addendum, unless given a different meaning herein. 3 Conditions Precedent 3.1 The Borrower shall deliver the following documents and other evidence in form and substance satisfactory to Nedbank. Nedbank shall notify the Borrower promptly upon being so satisfied (the date of such notification being the Effective Date): 3.1.1 receipt by Nedbank of a copy of a signed resolution by the board of each Obligor (as applicable) approving the entry into and performance by it of this Second Addendum and any other Finance Documents to which it is party and giving specified officials the power to execute the aforesaid documents and all documents required to be delivered thereunder and to perform all acts required thereunder and in order to render the same unconditional. 3.1.2 In respect of section 45 of the Companies Act: Nedbank 135 Rivonia Campus 135 Rivonia Road Sandown Sandton 2196 | PO Box 1144 Johannesburg 2000 South Africa T +27 11 294 4444 | F +27 11 295 1111 | E cib@nedbank.co.za | W nedbank.co.za/cib Directors: AD Mminele (Chairperson) JP Quinn (Chief Executive) MS Bomela HR Brody (Lead Independent Director) BA Dames MH Davis (Chief Financial Officer) OD Fortuin NP Dongwana Dr MA Hermanus P Langeni RAG Leith L Makalima MC Nkuhlu (Chief Operating Officer) Dr TM Nombembe S Subramoney Company Secretary: J Katzin 01.06.2025 Nedbank Corporate and Investment Banking is a division of Nedbank Limited Reg No 1951/000009/06. Authorised financial services and registered credit provider (NCRCP16). LEGAL-1511177124-351

Page 2 Letters of guarantee up to an amount of R160 000 000.00 (One Hundred and Sixty Million Rand). 1.10: Indirect Facilities comprising letters of guarantees 3.1.2.1 a copy certified a true copy of each board resolution of each company, providing the financial assistance (Assisting Company) to or for the benefit of Nedbank or other parties (as the case may be) and the entering into of such agreements to which such Assisting Company is party; 3.1.2.2 a copy, certified a true copy of each special resolution passed by the shareholders of each Assisting Company in accordance with section 45 of the Companies Act, in terms whereof they approve the granting by each Assisting Company of the aforesaid financial assistance. 3.1.3 receipt by Nedbank of a written confirmation from the Facility Agent that the increase to the facility limits as contemplated in this Second Addendum complies with clause 1.1.82.8 of the Revolving Credit Facility Agreement. 3.1.4 receipt by Nedbank of a written confirmation from the Borrower confirming that prior written consent of the Majority Lenders has been obtained in terms of clause 1.1.83.7 of the Revolving Credit Facility Agreement. 3.2 The Borrower shall use its best endeavours to procure the fulfilment at its cost, of the conditions precedent in this clause 3 on or before 31 August 2025. 3.3 The conditions precedent in this clause 3 have been stipulated for the benefit of Nedbank and Nedbank shall be entitled to waive fulfilment of all or any part of such conditions by giving written notice to that effect to the Borrower, on such terms and conditions as Nedbank may impose at the time and the fulfilment thereof to Nedbank’s satisfaction. 4 With effect from the Effective Date, the Amended and Restated Facility Letter is hereby amended as follows: 4.1 by the deletion of clause 1.3 of the Amended and Restated Facility Letter in its entirety and the substitution of the following in its place: 1.3: Aggregate amount of Facilities R660 000 000.00 Million Rand). (Six Hundred and Sixty 4.2 by the deletion of clause 1.10 of the Amended and Restated Facility Letter in its entirety and the substitution of the following in its place: 5 If there is any conflict between the provisions of this Second Addendum and the provisions of the Amended and Restated Facility Letter, the provisions of this Second Addendum shall prevail. 6 Save as expressly contemplated herein, the Amended and Restated Facility Letter shall remain unamended and of full force and effect.

If the terms of this Second Addendum are acceptable to you, kindly indicate your acceptance by initialling each page and signing the attached duplicate original of this Second Addendum where indicated and returning it to Nedbank.

Should you require any further information or clarification, please contact **Darryl Hardiman** at **darrylha@nedbank.co.za** or **010 235 4660**.

/s/ M Murray	/s/ V Pillay	/s/ D Hardiman
M MURRAY **DIVISIONAL CREDIT EXECUTIVE** **CIB**	**V PILLAY** **SENIOR CREDIT MANAGER** **CIB**	**D HARDIMAN** **PRINCIPAL: TRANSACTIONAL SERVICES SALES**

Accepted at Weltevreden Park on this the 30th day of July 2025

/s/ Riaan Davel	/s/ Mpho Mashatola
For and on behalf of: **DRDGOLD LIMITED** (who hereby warrants his authority) Name: Riaan Davel Capacity: Chief Financial Officer	For and on behalf of: **DRDGOLD LIMITED** (who hereby warrants his authority) Name: Mpho Mashatola Capacity: Authorised Signatory

Accepted at Weltevreden Park on this the 30th day of July 2025

/s/ Henriette Hooijer	/s/ Henry Nicolaas Gouws
For and on behalf of: **ERGO MINING PROPRIETARY LIMITED** (who hereby warrants his authority) Name: Henriette Hooijer Capacity: Director	For and on behalf of: **ERGO MINING PROPRIETARY LIMITED** (who hereby warrants his authority) Name: Henry Gouws Capacity: Director

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Page 4 Weltevreden Park 30th July Accepted at .................................................... on this the .................... day of ................................................. 2025 For and on behalf of: FAR WEST GOLD RECOVERIES PROPRIETARY LIMITED (who hereby warrants his authority) For and on behalf of: FAR WEST GOLD RECOVERIES PROPRIETARY LIMITED (who hereby warrants his authority) Name: Henriette Hooijer Name: Kevin Kruger Capacity: Director Capacity: Director /s/ Henriette Hooijer /s/ Kevin Peter Kruger